EXHIBIT 99.1

Repros(R) Therapeutics Commences Dosing Third Cohort in Low Dose Proellex(R) Study

No Signals of Liver Toxicity Detected at 3 mg Dose of Proellex; Increased Signals of Drug Activity Exhibited at 3 mg Compared to 1 mg

THE WOODLANDS, Texas, March 16, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today announced it has commenced dosing the 6 mg cohort in the Company's low dose study of Proellex® following a safety review of data from women that have completed 8 weeks of treatment at a 3 mg dose. No signals of liver toxicity were detected to date in the 3 mg group. Increased levels of drug activity were detected in this second cohort. The Company previously noted that it has observed signals of clinically relevant activity at even the lowest dose, 1 mg.

Proellex is an oral therapy in development for the treatment of uterine fibroids and endometriosis. Large Phase III clinical studies exhibited severe liver toxicity in a small percentage of subjects that were exposed to a 50 mg dose. As a result of these observations, the program was placed on full clinical hold until the phenomenon could be better understood. After an analysis of all the subjects that had been exposed to Proellex, Repros petitioned the FDA to allow the Company to conduct a low dose trial to assess impact on the liver and signals of efficacy. In the summer of 2010 the FDA moved Proellex to partial hold status to allow for the low dose study.

The trial is enrolling up to 12 subjects per cohort. There are five cohorts; 1, 3, 6, 9 and 12 mg administered per day over the dosing period. The next higher dose cohort is not allowed to commence until the Chairman of the outside drug safety monitoring board, a hepatologist, reviews the liver safety data from a minimum of 8 subjects from the current cohort that were dosed for a minimum of 8 weeks.

One of the first signals of efficacy for Proellex is induction of amenorrhea. This has profound effects on symptoms of both uterine fibroids and endometriosis. The 3 mg cohort has 10 women currently on study with 8 women reaching at least the 8 week dosing point. Of those 8 women, 7 have appeared to cease menstruating based on their daily diaries. In the final analysis of the 1 mg group 5 out of 11 women stopped menstruating while taking the drug.

This clearly dose dependent effect, coupled with the efficacy signals observed at the 1 mg dose leads the Company to believe that one or more doses being studied in the low dose trial will warrant further study. These low doses are expected to possess a significant safety margin as compared to the 50 mg dose previously studied, while still being able to provide clinical benefit for a significant percentage of women suffering from uterine fibroids or endometriosis.

The Company plans to issue similar releases as each new cohort commences dosing. Repros believes the study can be completed during the fourth quarter of 2011.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted, the reliability of preliminary data and interim results, whether a safe and effective dose for Proellex can be determined,   and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer